Exhibit 99(a)

                                           Date:   June 5, 1996
                                        Release:   Immediately
                                Contact (Press):   Dick Windham  (910) 379-2303
                             Contact (Analysts):   Jim Clippard (910) 379-2727

BURLINGTON TO CLOSE
KNITTED FABRICS DIVISION

        Burlington Industries, Inc. (NYSE: BUR) announced today that it will close its Knitted Fabrics division, with production to be phased out over the next 2-3 months. Two of the division's three manufacturing facilities will be closed, while the third will be utilized elsewhere within the company in a new business unit. These steps will cause an estimated $20 million to $23 million after-tax charge (or $0.32 to $0.37 per share) against results of Burlington's 1996 fiscal year, which ends on September 28, 1996.
        Burlington President and CEO George Henderson said, "The Knitted Fabrics division has been unprofitable for a number of years. Almost two years ago we began an intensive effort to turn it around. We changed management, consolidated operations and revitalized our product lines, but the division as a whole still has not returned to profitability. In addition, we believe that the commodity knits market will continue to be plagued by overcapacity and imported garments, making sustainable profitability difficult going forward. As a result, we feel that it is in our shareholders' best interests to close the division and devote our resources to pursuing more attractive growth opportunities in other parts of our company."
        The Knitted Fabrics division, one of 9 divisions of Burlington Industries, represents approximately 6 percent of the company's total sales. It is headquartered in Greensboro. Its Wake Forest and Denton, NC facilities will be phased out over the next 2-3 months. The "Lakewood" plant in Cramerton, NC will continue to operate and its production will be utilized by a new business unit being announced separately today.
        Henderson said, " We deeply regret the impact of this decision on our employees. We have a very talented and dedicated workforce, and they have given their very best efforts to make the division successful. We will do our best to assist them in making the transition to other opportunities."
        Employees whose jobs are eliminated will get at least 60 days notice, and will be entitled to severance and other benefits. They will also be given priority consideration for any openings at other Burlington locations, and the company will offer placement assistance.

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